Exhibit 99.1

News Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
scavanaugh@hcr-manorcare.com

Statement by Stephen Guillard, Chief Operating Officer, Manor Care, Inc.
West Virginia Lifts Stay on Manor Care Transaction; Closing Process Under Way

TOLEDO, Ohio, December 20, 2007 – Stephen L. Guillard, executive vice president and chief operating officer of Manor Care, Inc. (NYSE:HCR) today issued the following statement regarding the pending Manor Care transaction with The Carlyle Group:
 “We are pleased that the West Virginia Health Care Authority today lifted the stay on the approval of this transaction.  With the notification received today from West Virginia, we have now completed this thorough and rigorous approval process and will close the transaction.  As a private company, we will continue to provide the quality care that our patients and residents expect from us.”

Background
This transaction has been one of the most heavily reviewed and scrutinized transactions ever in the health care sector.  Among other things:

•	The transaction was announced on July 2; the regulatory process extended for more than five months.
•	Regulatory requirements have been met in the 32 states in which Manor Care operates.
•	A number of states held legislative hearings on the transaction, including Illinois, Pennsylvania, Michigan, Florida and Wisconsin.
•	Congressional committees held hearings on the transaction or issues related to the transaction, including the Senate Committee on Aging and the House Ways and
Means Subcommittee on Health. Other Congressional committees received thorough briefings on the transaction.
•	Carlyle and Manor Care have responded to a number of inquiries from other federal and state officials and agencies.
•	Manor Care will continue to work with state and federal regulatory agencies that provide oversight to help ensure quality care is provided to its patients and residents.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute services and long-term care.  The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies.  The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names.